AGREEMENT BY AND BETWEEN
Patriot National Bank
Stamford, Connecticut
and
The Comptroller of the Currency

Patriot National Bank, Stamford, Connecticut ("Bank") and the Comptroller of the Currency of the United States of America ("Comptroller") wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
The Comptroller, through his National Bank Examiner, has examined the Bank and his findings are contained in the Report of Examination (“ROE”) for the examination that commenced on August 18, 2008.
In consideration of the above premises, it is agreed between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.
Article I
JURISDICTION
(1)           This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).
(2)           This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).

(3)           This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii).  See 12 U.S.C. § 1831i.
(4)           This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).
(5)           All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to:

Melissa F. Scofield
Assistant Deputy Comptroller
343 Thornall Street, Suite 610
Edison, New Jersey 08837

Article II
COMPLIANCE COMMITTEE
(1)           Within sixty (60) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least three (3) directors, of which no more than (1) shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person.  Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller.  The Compliance Committee shall be responsible for monitoring and coordinating the Bank's adherence to the provisions of this Agreement.
(2)           The Compliance Committee shall meet at least monthly.
(3)           Within thirty (30) days of the date of the formation of the Compliance Committee, and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:

(a)	a description of the action needed to achieve full compliance with each Article of this Agreement;
(b)	actions taken to comply with each Article of this Agreement; and
(c)	the results and status of those actions.
(4)           The Board shall forward a copy of the Compliance Committee's report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.
Article III
BOARD AND MANAGEMENT SUPERVISION
(1)           Within one hundred twenty (120) days, the Board shall ensure competent management and strengthen supervision presently being provided to the Bank by assessing the Board of Director's effectiveness, the Bank’s management structure, and staffing requirements in light of the Bank’s present condition.  At a minimum, the Board and management shall assess:
(a)	For the Board:
	(i)	The Board’s strengths and weaknesses, including an analysis of the necessary qualifications and skills for individual members to serve as effective directors and properly supervise the Bank’s affairs:
	(ii)	The Board committees, especially the Audit Committee, to ensure members are knowledgeable of what is required to establish an effective audit program and capable of implementing this program;

	(iii)	Individual members' qualifications and skills compared to necessary qualifications and skills to properly supervise the Bank's affairs;
	(iv)	Whether the Board members are receiving adequate information on the operation of the Bank to enable them to fulfill their fiduciary responsibilities and other responsibilities under law;
	(v)	Recommendations to correct or eliminate any other deficiencies in the supervision or organizational structure of the Bank.
(b)	For management:
(i)
Present and future management and staffing requirements of each area of the Bank, with particular emphasis given to the commercial real estate lending, credit administration, risk management, compliance (particularly the Bank Secrecy Act (BSA) area), audit and financial areas;

	(ii)	Current lines of authority, reporting responsibilities, and delegation of duties for all officers, including identification of any overlapping duties or responsibilities;
(iii)
Each senior officer's qualifications and abilities, at a minimum for senior vice president and above, and a determination of whether each of these individuals possesses the experience and other qualifications required to perform present and anticipated duties of his/her officer position;

(iv)	Each objective by which management's effectiveness will be measured;
(v)
Whether management or staffing changes should be made, including the need for additions to or deletions from the current management team, and develop recommendations for making the necessary changes; and

(vi)	Weaknesses in the skills and abilities of the Bank's staff and management team and develop a training program to address such weaknesses.
(2)           Within one hundred twenty (120) days, the Board shall ensure that the Bank has developed a management succession program to promote the retention and continuity of capable management;
(3)           Within one hundred twenty (120) days, the Board shall ensure that management has completed a Bank-wide risk assessment that discusses and reviews all risks relevant to the Bank (e.g., credit, interest rate, liquidity, transaction, compliance, strategic and reputation) and including new products and services being considered.  The risk assessment should describe for each risk the current risk position, the likely direction of risk over the nest twelve months, and the controls in place to mitigate risks.  Finding from the risk assessment should be submitted to and reviewed by the Board.
(4)           Within one hundred fifty (150) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written plan, with specific time frames, that will correct any deficiencies identified as part of the reviews required.

(5)           The Board shall ensure that the Bank has satisfactory processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.
(6)           Copies of the Board's written plan shall be forwarded to the Assistant Deputy Comptroller.  The Assistant Deputy Comptroller shall retain the right to determine the adequacy of the report and its compliance with the terms of this Agreement. In the event the written plan, or any portion thereof, is not implemented, the Board shall immediately advise the Assistant Deputy Comptroller, in writing, of specific reasons for deviating from the plan.
Article IV
CREDIT RISK MANAGEMENT AND THE ALLOWANCE FOR LOAN AND LEASE
LOSSES
(1)           Within ninety (90) days, the Board shall develop implement, and thereafter ensure Bank adherence to a written program to improve credit risk management process and address credit deficiencies noted in the ROE.  The program shall include but not be limited to:
(a)	a revision and/or development of the Bank’s procedures to ensure accuracy of risk ratings and proper and timely problem loan identification to include non-accrual loans;
(b)	a revision and/or development of the Bank’s procedures to ensure current financial data is obtained on borrowers and guarantors;
(c)	a revisions and/or development of the Bank’s procedures to ensure quality financial analysis and documentation for new and renewed credits;

(d)	a revisions and/or development of the Bank’s procedures to ensure ongoing guarantor analysis, to include a review of the borrower’s or guarantor’s global cash flow analysis and analysis of contingent liabilities;
(e)	a revisions and/or development of the Bank’s procedures to ensure appraisal reviewers to review key appraisals and appropriately document their findings;
(f)	a revisions and/or development of the Bank’s procedures to ensure MIS is developed to track completion of annual reviews and financial statement exceptions;
(g)
a revisions and/or development of the Bank’s procedures to improve the ALLL process and methodology including the use of external factors that could impact the ALLL.  Such procedures shall refer to the Comptroller of the Currency’s Handbook for the Allowance for Loan and Lease Losses dated June 1996 and the Interagency Policy Statement on the Allowance for Loan and Lease Losses dated December 13, 2006.

(2)           At least quarterly, the Board shall prepare a written assessment of the Bank’s credit risk, which shall evaluate the Bank’s progress under the aforementioned program.  The Board shall submit a copy of this assessment to the Assistant Deputy Comptroller.
(3)           The Bank shall submit a copy of the program to the Assistant Deputy Comptroller.  The Board shall ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.

Article V
CRITICIZED ASSETS
(1)           The Bank shall take prompt and continuing action to protect its interest in those assets criticized the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.
(2)           Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination as "doubtful," "substandard," or "special mention." shall include, at a minimum:
(a)	an identification of the expected sources of repayment;
(b)	the appraised value of supporting collateral and the position of the Bank’s lien on such collateral where applicable;
(c)	an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations; and
(d)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishments.
(3)           Upon adoption, a copy of the program for all criticized assets equal to or exceeding one million dollars ($1,000,000) shall be forwarded to the Assistant Deputy Comptroller.

(4)           The Board shall ensure that the Bank has satisfactory processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.
(5)           The Board, or a designated committee, shall conduct a review, on at least a quarterly basis, to determine:
(a)	the status of each criticized asset or criticized portion thereof that equals or exceeds one million dollars ($1,000,000);
(b)	management’s adherence to the program adopted pursuant to this Article;
(c)	the status and effectiveness of the written program; and
(d)	the need to revise the program or take alternative action.
(6)           A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis (in a format similar to Appendix A, attached hereto).
(7)           The Bank may extend credit, directly or indirectly, including renewals, extensions, or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions exceed one million dollars ($1,000,000) only if each of the following conditions are met:
(a)
the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending, or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and

(b)	a comparison to the written program adopted pursuant to this Article shows that the Board’s formal plan to collect or strengthen the criticized asset will not be compromised.

(8)           A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.
Article VI
CAPITAL PLAN
       (1)           Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a three-year capital program. The program shall include:
(a)	specific plans for the maintenance of adequate capital pursuant to the requirements under Part 3 and to remain well-capitalized pursuant to Part 6;
(b)	projections for growth and capital requirements based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities;
(c)	projections of the sources and timing of additional capital to meet the Bank’s current and future needs;
(d)	the primary source(s) from which the Bank will strengthen it capital structure to meet the Bank’s needs:

(e)	contingency plans that identify alternative methods should the primary source(s) under (d) above not be available; and
(f)	a dividend policy that permits the declaration of a dividend only:
	(i)	when the Bank is in compliance with its approved capital program;
	(ii)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and
(iii)
with the prior written determination of no supervisory objection by the Assistant Deputy Comptroller.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the dividend policy.

(2)           For one hundred eighty (180) days from the date of this Agreement, the Bank shall limit Total Asset growth to no greater than an annualized rate of five percent (5%), calculated using the actual outstanding Total Assets in place as of the date of this Agreement; provided that, such restriction shall not apply to funding existing lines of credit as of December 31, 2008, or increases in the balance of single family/owner occupied first mortgage residential loans over the balance of those loans as of December 31, 2008.
(3)           Upon completion, the Bank’s capital program shall be submitted to the Assistant Deputy Comptroller for prior determination of no supervisory objection.  Upon receiving a determination of no supervisory objection from the Assistant Deputy Comptroller, the Bank shall implement and adhere to the capital program.  The Board shall review and update the Bank’s capital program on an annual basis or more frequently if necessary.  Copies of the reviews and updates shall be submitted to the Assistant Deputy Comptroller.

(4)           The Board shall ensure that the Bank has satisfactory processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.
Article VII

PROFIT PLAN

(1)           Within ninety (90) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written profit plan to improve and sustain the earnings of the Bank.
This plan shall include, at a minimum, the following elements:
(a)	identification of the major areas in and by means which the Board will seek to improve the Bank's operating performance;
(b)	realistic and comprehensive budgets, including projected balance sheets and year-end income statements;
(c)	a budget review process to monitor both the Bank's income and expenses, and to compare actual figures with budgetary projections;
(d)	a description of the operating assumptions that form the basis for major projected income and expense components; and
(e)	expansion of the bank's branch profitability analysis to include comparisons to initial and ongoing profit goals.
(2)           The budgets and related documents require in paragraph (b) above for 2009 shall be submitted to the Assistant Deputy Comptroller upon completion.  The Board shall submit to the Assistant Deputy Comptroller annual budgets as described in paragraph (b) above for each year this Agreement remains in effect.  The budget for each year shall be submitted on or before December 31 of the preceding year.

(3)           The Board shall forward comparisons of its balance sheet and profit and loss statement to the profit plan projections to the Assistant Deputy Comptroller on a quarterly basis.
(4)           The Board shall ensure that the Bank has satisfactory processes, personnel, and control systems to ensure implementation of and adherence to the plan developed pursuant to this Article.
Article VIII
CONCENTRATIONS OF CREDIT
(1)           Within (60) days, the Board shall adopt a written plan detailing how it will implement more conservative concentration limits in order to reduce its commercial real estate exposure (including speculative construction housing loans) to more prudent levels and below the current 700% and planned 500% limits.
(2)           The Board shall forward a copy of this plan to the Assistant Deputy Comptroller immediately following completion.
(3)           Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written asset diversification program consistent with OCC Banking Circular 255.  The program shall include, but not necessarily be limited to, the following:
(a)	a review of the balance sheet to identify any concentrations of credit;
(b)	a written analysis of any concentration of credit identified above in order to identify and assess the inherent credit, liquidity, and interest rate risk;
(c)	policies and procedures to control and monitor concentration of credit; and;
(d)	an action plan approved by the Board to reduce the risk of any concentration deemed imprudent in the above analysis.

(4)           For purposes of this Article, a concentration of credit is as defined in the "Loan Portfolio Management” booklet of the Comptroller’s Handbook.
(5)           The Board shall ensure the formulation of Board-approved commercial real estate exposure limits and sub-limits covering non-owner occupied and owner occupied properties and addressing property type and geographic location.
(6)           The Board shall ensure that future concentrations of credit are subject to the analysis required by sub-paragraph (b) of paragraph (3) in this Article and that the analysis demonstrates that the concentration will not subject the Bank to undue credit or interest rate risk.
(7)           The Board shall forward a copy of any analysis performed on existing or potential concentrations of credit to the Assistant Deputy Comptroller immediately following the review.
(8)           The Board shall ensure that the Bank has satisfactory processes, personnel and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.
Article IX
LIQUIDITY AND CONTINGENCY FUNDING PLAN
(1)           Within ninety (90) days, the Board shall review and revise the Bank’s Contingency Funding Plan (CFP) to address matters in the ROE.  The Board shall refer to the “Liquidity” booklet of the Comptroller’s Handbook as well as other current regulatory materials for guidance.  The CFP shall be enhanced, at a minimum, to address:

(a)	Expanding the number of crisis scenarios to include a comprehensive list of unplanned or stress events that could cause a liquidity crisis;
(b)	Defining responsibilities and decision-making authority for all personnel in a crisis situation; and
(c)	Expanding the “Liabilities” part of the “Sources of Liquidity” section to include all wholesale funding and borrowing sources.
(2)           Within ninety (90) days, the Board shall ensure that appropriate and prudent risk limits are established and incorporated into the Bank’s ALCO policy.
(3)           Upon adoption, a copy of the enhanced CFP and ALCO policy shall be forwarded to the Assistant Deputy Comptroller for review.
(4)           The Board shall ensure that the Bank has satisfactory processes, personnel, and control systems to ensure implementation of and adherence to the policy developed pursuant to this Article.
Article X
BROKERED DEPOSITS
(1)           The Bank may accept Brokered Deposits (as defined by 12 C.F.R. § 337.6(a)(2)) for deposit at the Bank not to exceed five (5) percent of total deposits.  The foregoing restriction shall not apply to the following:  retail CDARS deposits (i.e., deposits accepted from Bank customers for placement in the CDARS diversified bank deposit program); or wholesale CDARS deposits (i.e., the Bank’s participation in the CDARS program as an issuer of deposits to  customers of other banks in the CDARS program) not to exceed ten (10) percent of total deposits.

                (2)           The limitation of paragraph (1) shall include the acquisition of Brokered Deposits through any transfer, purchase, or sale of assets, including Federal funds transactions.
(3)           If the Bank seeks to acquire Brokered Deposits exceeding the limitation in paragraph (1), the Board shall apply to the Assistant Deputy Comptroller for written permission.  Such application shall contain, at a minimum, the following:
(a)	the dollar volume, maturities, and cost of the Brokered Deposits to be acquired;
(b)	the proposed use of the Brokered Deposits, e.g., short-term liquidity or restructuring of liabilities to reduce cost;
(c)	alternative funding sources available to the Bank; and
(d)	the reasons why the Bank believes that the acceptance of the Brokered Deposits does not constitute an unsafe and unsound practice in its particular circumstances.
(e)
The Assistant Deputy Comptroller may require the submission of such additional information as necessary to make an informed decision.  Upon consideration of the Bank’s application, the Assistant Deputy Comptroller will determine whether the proposed acquisition of Brokered Deposits may be accomplished in a safe and sound manner and may condition the Bank’s acquisition as the Assistant Deputy Comptroller shall deem appropriate.

(f)
Nothing in this article shall relieve the Bank of its obligation under 12 U.S.C. § 1831f to seek necessary approvals from the Federal Deposit Insurance Corporation before accepting Brokered Deposits and to comply with all the requirements of 12 U.S.C. § 1831f.

Article XI
INTERNAL AUDIT
(1)           Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to an independent, internal audit program that includes the following:
(a)
Policies and procedures to improve effectiveness of Board Audit Committee oversight to ensure an adequate internal audit program, qualified and sufficient internal audit staff, timely correction of identified deficiencies, and an effectively administered audit program;

(b)	Ensure that the audit function is supported by an adequately staffed department or outside firm with respect to both the experience level and number of the individuals employed;
(c)	Development of a formal program for professional development and training of the auditor’s assistants to include appropriate training;
(d)	Provide documentation in the work papers that is fully supportive of the analysis and conclusions performed for each audit procedure; and
(e)	Ensure areas of concern noted in the ROE receive appropriate corrective action.
(2)           The Board shall ensure that the Bank has satisfactory processes, personnel, and control systems to ensure implementation of and adherence to the program developed pursuant to this Article.
(3)           Upon adoption, a copy of the internal audit program shall be promptly submitted to the Assistant Deputy Comptroller.

Article XII
BANK SECRECY ACT INTERNAL CONTROLS
(1)           The Board shall promptly take all steps necessary to ensure improvement of the Bank’s BSA/Anti-Money Laundering (AML) program to address each deficiency cited in the ROE or any supervisory communication to include Enhanced Due Diligence (EDD), Management Information Systems, Independent Testing, and the independence and staffing of the BSA/AML compliance department.
(2)           Within sixty (60) days of the date of this Agreement, the Board shall develop, implement, and thereafter ensure Bank adherence to an effective EDD process.  An effective EDD monitoring program must include, at a minimum, the following:
(a)	the development of EDD policies, procedures, and processes to effectively monitor bank customers that pose high money laundering or terrorist financing risks;
(b)	a closer review of high-risk customers and their transactions at account opening and more frequently throughout the term of their relationships with the Bank;
(c)	maintaining all information used by the Bank to know its customer in the customer file;
(d)	obtaining legal counsel advice when the Bank conducts transactions on behalf of entities or individuals in high-risk industries, transactions, and geographical locations;
(e)
obtaining legal counsel advice on the legality of high-risk customers noted in the ROE and thoroughly investigating the accounts noted in the ROE as well as all other high-risk accounts to determine if there is any suspicious activity and to file any corresponding Suspicious Activity Reports in appropriate cases;

(f)	ensuring appropriate MIS relating to the high-risk customers is provided to the compliance committee;
(g)	providing BSA staff with ample external training specific to customer due diligence and EDD; and
(h)	ensuring that internal audit assesses the reasonableness and quality of EDD monitoring.
(3)           Within sixty (60) days of the date of this Agreement, the Board shall address concerns in the ROE regarding the Bank’s suspicious activity monitoring process.  This includes an at least six-month look-back on wire transfer transactions performed prior to the installation of the automated system.  If suspicious activity is detected from this review, a further look-back should be performed for an appropriate period of time.
(4)           Within sixty (60) days of the date of this Agreement, the Board shall develop, implement, and thereafter ensure MIS used to detect suspicious activity related to cash activity is accurate and reliable.  The Board must also ensure training is provided to Bank staff to ensure that all transactions entered into the Bank’s system are performed correctly and that all non-cash transaction are not entered as cash transactions.  The Bank must contact the provider of the system to resolve any non-cash activity that continues to show up on the cash reports.
(5)           Within sixty (60) days of this Agreement, the Board shall evaluate the responsibilities of the BSA compliance staff and determine if there is sufficient independence and that the BSA staff has sufficient time to manage the BSA/AML program.  The Board shall also determine if the BSA compliance staff has the necessary expertise to administer an effective BSA/AML compliance program and assess their training needs to ensure that the BSA compliance staff is fully knowledgeable of the BSA and related regulations.

(6)           The Board shall ensure that the Bank has satisfactory processes, personnel, and control systems to implement and adhere to the program developed pursuant to this Article.
Article XIII
CLOSING
(1)           Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.
(2)           It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him/her by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.
(3)           Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement.  Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.
(4)           The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.

(5)           This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller of the United States.  Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818(b)(1), and not as a matter of contract law.  The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.  The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.  The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.
IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set his hand on behalf of the Comptroller.

/s/ Melissa F. Scofield	2/9/09
Melissa F. Scofield	Date
Assistant Deputy Comptroller
Comptroller of the Currency

IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.
/s/ Philip W. Wolford	2/9/09
Philip W. Wolford	Date

/s/ Angelo De Caro	2/9/09
Angelo De Caro	Date

/s/ L. Morris Glucksman	2/9/09
L. Morris Glucksman	Date

/s/ Charles F. Howell	2/9/09
Charles F. Howell	Date

/s/ John Geohegan	2/9/09
John Geohegan	Date

/s/ John J. Ferguson	2/9/09
John J. Ferguson	Date

/s/ Robert F. O’Conner	2/9/09
Robert F. O’Conner	Date

/s/ Raymond B. Smyth	2/9/09
Raymond B. Smyth	Date

/s/ Michael F. Intrieri	2/9/09
Michael F. Intrieri	Date

/s/ Brian A. Fitzgerald	2/9/09
Brian A. Fitzgerald	Date

APPENDIX A
Patriot Natonal Bank
 Stamford, CT

CRITICIZED ASSET REPORT AS OF:  ____________________________________
___________________________________________________________________
BORROWER(S):

ASSET BALANCE(S) AND OCC RATING (SM, SUBSTANDARD, DOUBTFUL OR LOSS):
$_______________________________                            CRITICISM___________________

AMOUNT CHARGED OFF TO DATE                                    ____________________________________

FUTURE POTENTIAL CHARGE-OFF                                      ____________________________________
________________________________________________________________________
PRESENT STATUS (Fully explain any increase in outstanding balance; include past due status, nonperforming, significant progress or deterioration, etc.):

________________________________________________________________________
FINANCIAL AND/OR COLLATERAL SUPPORT (include brief summary of most current financial information, appraised value of collateral and/or estimated value and date thereof, bank’s lien position and amount of available equity, if any, guarantor(s) info, etc.):

________________________________________________________________________
PROPOSED PLAN OF ACTION TO ELIMINATE ASSET CRITICISM(S) AND TIME
FRAME FOR ITS ACCOMPLISHMENT:

________________________________________________________________________
IDENTIFIED SOURCE OF REPAYMENT AND DEFINED REPAYMENT PROGRAM
(repayment program should coincide with source of repayment):

________________________________________________________________________
Use this form for reporting each criticized asset that exceeds ______ dollars ($______) and retain the original in the credit file for review by the examiners.  Submit your reports (monthly/quarterly) until notified otherwise, in writing, by the Assistant Deputy Comptroller.